Exhibit 99

FOR RELEASE, Thursday, December 18, 2003	For Further Information Contact:

2:30 PM Pacific Standard Time	Dom Cecere, Investor Contact
(310) 231-4014 or dcecere@kbhome.com
Kate Mulhearn, Media Contact
(310) 231-4147 or kmulhearn@kbhome.com

KB HOME REPORTS 2003 REVENUES OF $5.85 BILLION AND EPS OF $8.80
Revenue Growth of 16%; EPS Improves 23%
Backlog Increases 31% to $3.07 Billion; Leverage Ratio Lowest in 5 Years

     Los Angeles, CA, December 18, 2003 — KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today announced its financial results for the fourth quarter and fiscal year ended November 30, 2003. Highlights include:

•	The Company’s total revenues for the year ended November 30, 2003 reached $5.85 billion, up 16% from $5.03 billion posted in 2002, with unit deliveries of 27,331 homes increasing from 25,452 in 2002. Net income for 2003 totaled $370.8 million, up 18% from $314.4 million in 2002. Diluted earnings per share rose 23% to $8.80 in 2003 from $7.15 in 2002.

•	The Company posted strong top-line growth in the fourth quarter of 2003 with unit deliveries of 8,874, up 12% from 7,932 unit deliveries in the year-earlier quarter. Fourth quarter revenues reached $1.87 billion in 2003, increasing 11% from $1.68 billion in the corresponding quarter of 2002. For the quarter ended November 30, 2003, net income totaled $138.7 million, up 12% from $123.7 million in the year-earlier quarter, while earnings per diluted share reached $3.31, increasing 13% from $2.92 in the corresponding quarter of 2002.

•	Company-wide net orders for the fourth quarter ended November 30, 2003 increased 14% to 6,629 from the 5,831 net orders reported for the same quarter of 2002. Backlog at November 30, 2003, in terms of both units and dollars, exhibited strong growth from the previous year and provides excellent visibility for 2004. The Company’s backlog at November 30, 2003 stood at 14,675 units, which was up 2,652 units or 22% from 12,023 at November 30, 2002. The dollar value of backlog at November 30, 2003 totaled approximately $3.07 billion, up 31% from $2.35 billion for the same period of 2002.

•	On September 30, 2003, the Company expanded its operations into Chicago, Illinois by acquiring substantially all of the homebuilding assets of Zale Homes, a privately-held builder of single-family homes. The Zale acquisition marked the Company’s entry into the greater Chicago market, the fifth largest single-family homebuilding market in the U.S., and was the first extension of the Company’s operations beyond the Sunbelt. The Company hopes to leverage its new position in the Midwest into future growth opportunities. The combined effects of the Company’s recent acquisition activity in the Southeast region and Chicago, development of start-up operations in two new Florida markets, Fort Myers and Treasure Coast, and growth in its other homebuilding operations are expected to drive the Company’s results to higher levels in 2004.

•	On October 30, 2003, the Company entered into a four-year, $1.00 billion unsecured revolving credit facility with a consortium of banks. The facility, which the Company believes is the largest multi-year revolver in the homebuilding industry, provides additional capacity for the Company’s future growth. At November 30, 2003, the Company had $803.2 million of available borrowing capacity under the new facility. In addition, the Company’s ratio of debt to total capital at November 30, 2003 improved 3.8 percentage points to 44.0%, the lowest level for the Company in the past five years, from 47.8% at November 30, 2002.

•	On December 5, 2003, after the end of the fiscal year, the Company announced that it had increased the annual cash dividend on its common stock to $1.00 per share from $.30 per share. The first quarterly cash dividend at the increased rate of $.25 per share will be paid on February 25, 2004 to shareholders of record on February 11, 2004.

     “The outstanding financial performance achieved in the fourth quarter propelled KB Home to our seventh consecutive year of solid earnings,” said Bruce Karatz, chairman and chief executive officer. “During 2003, we delivered more than 27,000 homes from our geographically diverse operations, which, in the U.S., span from coast to coast. While expanding our operations in 2003, we did not lose our focus on improving customer satisfaction. In the latest JD Power and Associates survey, which provides an external, unbiased source for assessing customer satisfaction, KB Home ranked high among the national publicly-held homebuilders, with our customer satisfaction rating improving from the prior year.”

     Unit deliveries rose 12% to 8,874 in the fourth quarter of 2003 from 7,932 in the same quarter of 2002 primarily due to the Company’s increased presence in the Southeast region as a result of its strategic investments there. Total revenues for the fourth quarter of 2003 amounted to $1.87 billion, up 11% from the year-earlier quarter revenues of $1.68 billion. Housing revenues rose 15% to $1.84 billion from $1.60 billion in the year-earlier quarter primarily as a result of an increase in unit volume. The Company’s overall average selling price for the fourth quarter of 2003 was up only slightly compared to the corresponding quarter of 2002.

     Construction operating income for the fourth quarter increased 18% to $216.6 million in 2003 from $183.7 million in the year-earlier quarter due to the combined effects of higher unit volume and an improved operating margin. The Company’s construction operating margin increased to 11.7% in the fourth quarter of 2003 from 11.1% in the fourth quarter of 2002, mainly driven by growth in the housing gross margin to 23.4% in 2003 from 22.6% in 2002. Net income rose to $138.7 million in 2003, up 12% from $123.7 million in the fourth quarter of 2002.

     “The free cash flow generated from the Company’s core operations enabled us to repurchase stock, acquire companies and invest in land during the year, while reducing our debt to total capital ratio to 44.0% at November 30, 2003 from 47.8% a year ago,” Karatz said. “With our leverage ratio below our targeted range and substantial borrowing capacity available under our new $1.00 billion revolver, we believe we are set up to seize attractive new opportunities to increase our community counts, to expand our operations through acquisitions or de novo growth, and/or to repurchase shares as we move forward. After the end of our fiscal year, we more than tripled the cash dividend on our common stock, further evidencing our commitment to increasing shareholder value.”

     For the year ended November 30, 2003, the Company’s return on average stockholders’ equity reached 25.9%, marking the sixth consecutive year in which the Company’s return on average stockholders’ equity exceeded 20%. In addition, the Company’s book value per share surpassed $40.00 for the first time in its history at November 30, 2003. The Company’s stockholders’ equity at November 30, 2003 reached $1.59 billion, increasing $318.5 million from the previous year despite $108.3 million in share repurchases made during the year. The Company continues to maintain a balanced approach to managing its business by strengthening its financial position through a combination of investing in de novo and organic growth, opportunistically buying back stock and achieving record results from its core operations.

     The Company generated 6,629 net orders for the quarter ended November 30, 2003, which represented an increase of 14% from the 5,831 net orders posted for the same quarter of 2002. The strong net order growth drove the Company’s backlog value to approximately $3.07 billion at November 30, 2003, a 31% increase compared to $2.35 billion at November 30, 2002. Total backlog units at November 30, 2003 were up 22% year-over-year to 14,675 units from 12,023 units at November 30, 2002.

     “The Company’s net orders in the fourth quarter remained solid and boosted year-end backlog to robust levels,” said Karatz. “Over the past ten years, our backlog value has grown at a compound annual rate of 34%. The Company’s outlook is positive as strategic investments in both new and existing markets, including recent acquisitions in the Southeast region, the acquisition of Zale in Chicago, and recently established start-up operations in Fort Myers and Treasure Coast, Florida have extended the platform for KB Home’s continued growth. The persistent housing supply-demand imbalance along with strong demographic trends and the potential for economic recovery and improved consumer confidence further reinforce the Company’s favorable point of view.”

The Conference Call on the Fourth Quarter 2003 Earnings will be broadcast live TOMORROW at 8:00 AM Pacific Standard Time, 11:00 AM Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s Web site at www.kbhome.com.

     KB Home is one of America’s premier homebuilders with domestic operating divisions in the following regions and states: West Coast — California; Southwest — Arizona, Nevada and New Mexico; Central — Colorado, Illinois and Texas; and Southeast — Florida, Georgia and North Carolina. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2003, the Company delivered 27,331 homes in the United States and France. It also operates KB Home Mortgage Company, a full-service mortgage company for the convenience of its buyers. Founded in 1957, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 1-888-KB-HOMES or visit the Company’s Web site at www.kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2002 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Twelve Months and Three Months Ended November 30, 2003 and 2002
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months

	2003	2002	2003	2002

Total revenues	$5,850,554	$5,030,816	$1,873,241	$1,682,528

Construction:
Revenues	5,775,429	4,938,894	1,855,042	1,656,312
Costs and expenses	(5,212,530)	(4,485,977)	(1,638,472)	(1,472,581)

Operating income	562,899	452,917	216,570	183,731
Interest income	3,000	4,173	959	762
Interest expense, net of amounts capitalized	(23,780)	(32,730)	(5,382)	(10,045)
Minority interests	(26,889)	(16,994)	(14,199)	(8,405)
Equity in pretax of unconsolidated joint ventures	2,457	4,378	1,004	772

Construction pretax income	517,687	411,744	198,952	166,815

Mortgage banking:
Revenues:
Interest income	14,232	22,578	3,143	5,439
Other	60,893	69,344	15,056	20,777

	75,125	91,922	18,199	26,216
Expenses:
Interest	(6,445)	(11,467)	(1,313)	(2,955)
General and administrative	(32,903)	(22,949)	(8,702)	(5,344)

Mortgage banking pretax income	35,777	57,506	8,184	17,917

Total pretax income	553,464	469,250	207,136	184,732
Income taxes	(182,700)	(154,900)	(68,400)	(61,000)

Net income	$370,764	$314,350	$138,736	$123,732

Basic earnings per share	$9.41	$7.57	$3.57	$3.09

Diluted earnings per share	$8.80	$7.15	$3.31	$2.92

Basic average shares outstanding	39,389	41,511	38,875	40,008

Diluted average shares outstanding	42,123	43,954	41,958	42,306

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	August 31,	November 30,
	2003	2003	2002

ASSETS
Construction:
Cash and cash equivalents	$116,555	$50,387	$309,434
Receivables	430,266	369,088	403,957
Inventories	2,883,482	2,867,152	2,173,497
Investments in unconsolidated joint ventures	32,797	29,142	21,023
Deferred income taxes	165,896	158,329	178,022
Goodwill	228,999	215,520	194,614
Other assets	124,751	129,395	110,887

	3,982,746	3,819,013	3,391,434

Mortgage banking:
Cash and cash equivalents	21,564	20,124	20,551
Receivables	219,532	264,185	599,569
Other assets	12,017	13,428	13,986

	253,113	297,737	634,106

Total assets	$4,235,859	$4,116,750	$4,025,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Construction:
Accounts payable	$554,387	$523,089	$487,237
Accrued expenses and other liabilities	574,527	441,925	466,876
Mortgages and notes payable	1,253,932	1,442,171	1,167,053

	2,382,846	2,407,185	2,121,166

Mortgage banking:
Accounts payable and accrued expenses	31,858	34,537	34,104
Notes payable	132,225	162,670	507,574
Collateralized mortgage obligations secured by mortgage-backed securities	6,848	8,603	14,079

	170,931	205,810	555,757

Minority interests	89,231	77,458	74,266
Stockholders’ equity	1,592,851	1,426,297	1,274,351

Total liabilities and stockholders’ equity	$4,235,859	$4,116,750	$4,025,540

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2003 and 2002

	Twelve Months		Three Months

Construction Revenues:	2003	2002	2003	2002

Housing	$5,642,770	$4,855,854	$1,840,344	$1,601,954
Commercial	107,015	43,802	1,377	17,974
Land	25,644	39,238	13,321	36,384

Total	$5,775,429	$4,938,894	$1,855,042	$1,656,312

	Twelve Months		Three Months

Costs and Expenses:	2003	2002	2003	2002

Construction and land costs
Housing	$4,371,287	$3,820,742	$1,409,874	$1,239,191
Commercial	84,474	33,487	829	14,105
Land	23,258	36,014	12,011	33,439

Subtotal	4,479,019	3,890,243	1,422,714	1,286,735
Selling, general and administrative expenses	733,511	595,734	215,758	185,846

Total	$5,212,530	$4,485,977	$1,638,472	$1,472,581

	Twelve Months		Three Months

Interest Expense:	2003	2002	2003	2002

Interest incurred	$118,824	$101,100	$29,150	$27,093
Interest capitalized	(95,044)	(68,370)	(23,768)	(17,048)

Interest Expense	$23,780	$32,730	$5,382	$10,045

	Twelve Months		Three Months

Other Information:	2003	2002	2003	2002

Depreciation and amortization	$21,509	$17,173	$5,567	$4,852
Amortization of previously capitalized interest	69,399	68,808	22,536	21,978

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2003 and 2002

	Twelve Months		Three Months

Average Sales Price:	2003	2002	2003	2002

West Coast	$353,900	$318,300	$357,300	$337,100
Southwest	178,100	169,400	180,100	165,800
Central	149,400	147,000	149,900	152,000
Southeast	156,200	163,200	154,700	158,700
France	202,600	161,000	206,200	172,200

Total	$206,500	$190,800	$207,400	$202,000

	Twelve Months		Three Months

Unit Deliveries:	2003	2002	2003	2002

West Coast	5,549	5,344	1,786	1,860
Southwest	6,695	6,037	2,010	1,805
Central	7,659	9,605	2,584	2,745
Southeast	3,504	679	1,192	281
France	3,924	3,787	1,302	1,241

Total	27,331	25,452	8,874	7,932

Unconsolidated Joint Ventures:	231	356	87	62

	Twelve Months		Three Months

Net Orders:	2003	2002	2003	2002

West Coast	5,810	6,081	1,147	1,106
Southwest	7,763	6,281	1,882	1,567
Central	7,359	8,669	1,470	1,665
Southeast	3,844	814	944	299
France	4,118	3,940	1,186	1,194

Total	28,894	25,785	6,629	5,831

Unconsolidated Joint Ventures:	470	188	76	22

	November 30, 2003		November 30, 2002

Backlog Data:	Backlog Units	Backlog Value	Backlog Units	Backlog Value

West Coast	2,641	$941,825	2,380	$789,719
Southwest	3,863	710,725	2,795	475,208
Central	3,571	554,336	3,659	539,428
Southeast	2,105	347,040	1,024	168,561
France	2,495	513,970	2,165	373,750

Total	14,675	$3,067,896	12,023	$2,346,666

Unconsolidated Joint Ventures:	521	$90,716	845	$9,000